EXHIBIT
12.2

                   GTE SOUTHWEST INCORPORATED
 PRO FORMA COMBINED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED
                           CHARGES(a)
                     (Thousands of Dollars)
                           (Unaudited)

                     Nine Months        Nine Months
                       Ended                     Ended      Years
Ended December 31
                     September 30,       September 30,
                      1995(b)    1995    1994(c)  1994
1993(d)


Net Earnings Available for
 Fixed Charges:
 Income before extra-
 ordinary charge   $135,656  $150,075 $144,762 $184,528$171,814
 Add-Income tax expense
       (benefit)     72,742    80,086   71,146   95,068  61,684
     Fixed charges   53,190    53,190   70,761   70,761  91,107
                   ________  ________ ________  _______ _______

Adjusted earnings  $261,588  $283,351 $286,669 $350,357$324,605

Fixed Charges:
 Interest expense  $ 49,309  $ 49,309 $ 65,913 $ 65,913$ 85,044
 Portion of rent expense
   representing interest3,881   3,881    4,848    4,848   6,063
                   ________  ________ ________  _______ _______

Adjusted fixed charges$ 53,190$ 53,190$ 70,761 $ 70,761$ 91,107

Pro Forma Combined Ratio
of Earnings to Fixed Charges      4.92             5.33     4.05
4.95                   3.56


                            Years Ended December 31, (cont'd.)
                       1993      1992    1991     1990

Net Earnings Available for
 Fixed Charges:
 Income before extra-
 ordinary charge  $ 55,373   $190,759 $141,009 $148,463
 Add-Income tax expense
       (benefit)  (12,731)     93,692   38,487   42,358
     Fixed charges  91,107     93,355   98,968   96,987
                  ________   ________ ________  _______

 Adjusted earnings$133,749   $377,806 $278,464 $287,808

Fixed Charges:
 Interest expense $ 85,044   $ 87,561 $ 93,761 $ 90,054
 Portion of rent expense
   representing interest6,063   5,794    5,207    6,933
                  ________   ________ ________  _______

 Adjusted fixed charges$ 91,107$ 93,355$ 98,968$ 96,987

Pro Forma Combined Ratio
 of Earnings to Fixed Charges     1.47    4.05     2.81     2.97



(a)Represents the pro forma combined ratios of the Company as if the merger of Contel of Texas, Inc. and Contel of the West, Inc. with and into GTE Southwest Incorporated had been consummated at the beginning of each period presented.

(b)Pro forma combined results for the nine months ended
   September 30, 1995 include after-tax gains of approximately
   $14,000,000 related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging
   Service, Inc. and non-strategic local exchanges in Texas.

(c)Pro forma combined results for 1994 include after-tax gains of approximately $40,000,000 related to the sale of non-strategic local exchanges in Oklahoma and Arizona.

(d)Pro forma combined results for 1993 include an after-tax restructuring charge of approximately $123,000,000 for the implementation of a re-engineering plan, a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993, and an after-tax gain of approximately $13,000,000 related to Contel of the West, Inc.'s sale of non-strategic local exchanges in Utah.

SW:S-3:65

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